Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

DG FastChannel, Inc. f/k/a Digital Generation Systems, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-25701, 333-04676, 333-60611, 333-65978 and 333-137959) on Form S-8 and registration statements (Nos. 333-70045, 333-65980, 333-112122 and 333-137958) on Form S-3 of DG FastChannel, Inc. (f/k/a/ Digital Generation Systems, Inc.), of our report dated March 30, 2007, with respect to the consolidated balance sheets of DG FastChannel, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, which report appears in the December 31, 2006, annual report on Form 10-K of DG FastChannel, Inc.

Our audit report refers to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, and the provisions of Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements.

/s/ KPMG LLP

Dallas, TX

March 30, 2007